Exhibit 99.1

Financial Report

October - December 2009

Sales and margin

significantly better than expected

Cash Flow $179 million

(Stockholm, January 29, 2010) — For the three-month period ended December 31, 2009, Autoliv Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems – reported net sales of $1,675 million, an operating margin before restructuring charges of 10.8% and a cash flow of $179 million before financing (non-U.S. GAAP measures, see enclosed tables).

All these results were better than expected, primarily thanks to higher sales and the impact from our restructuring efforts. The operating margin was the highest since the second quarter in 2000 on a comparable basis i.e. excluding restructuring costs.

Compared to the same quarter 2008, consolidated net sales rose by 40% with the organic sales portion increasing by 26%, which was 8 percentage points more than the comparative growth in global light vehicle production (LVP).

Including severance and other restructuring charges of $71 million, operating income was $110 million, operating margin 6.6%, income before taxes $98 million, net income attributable to controlling interest $61 million and earnings per share 68 cents. Restructuring charges reduced earnings per share by 71 cents.

Operations generated $249 million in cash compared to $188 million in the same quarter 2008.

Even for the full year 2009, Autoliv reported a profit despite restructuring charges of $133 million and a 25% drop in light vehicle production in the Company’s largest markets, Western Europe and North America. Net income attributable to controlling interest was $10 million and earnings per share 12 cents.

For 2010, consolidated net sales are expected to grow by more than 70% for the first quarter and by 15-20% for the full year. An operating margin of approximately 8.5% is expected for the first quarter and a full-year operating margin in line with Autoliv’s long-term target range of 8-9%.

An earnings conference call will be held at 2:00 p.m. (CET) today January 29. To follow the webcast or to obtain your personal pin code and phone number, please access www.autoliv.com.

4th quarter 2009

Market Overview

During the three-month period October - December 2009, global light vehicle production (LVP) is estimated by J D Power and CSM to have grown by 18% compared to the same quarter 2008. LVP in the Triad (i.e. North America, Europe and Japan), increased by 4%. The Triad, which is the dominant market for airbags, accounts for slightly more than 80% of Autoliv’s sales.

In Europe, where Autoliv derives approximately 45% of consolidated sales, LVP is estimated to have increased by 10%. In Western Europe, the increase was 13%, which was 5 percentage points (pp) better than expected in December when Autoliv updated its guidance. In Eastern Europe LVP grew by 3%, slightly more than expected.

In North America, which accounts for one quarter of the Company’s consolidated sales, LVP increased as expected by 1%. General Motors and Chrysler cut production by 24% and 10%, respectively, as compared to the same quarter 2008. Ford increased production by 29% and the Asian and European vehicle manufacturers combined increased their North American production by 13%. Production of passenger cars declined by 10%, while production of light trucks grew by 13% from a very low level in the same quarter 2008.

In Japan, which accounts for about one tenth of Autoliv’s consolidated sales, LVP decreased by 3%.

In the Rest of the World (RoW), which accounts for almost one fifth of consolidated sales, LVP jumped by 45% which was 14 percentage points more than expected in December. This was primarily due to China and India where LVP grew by 88% and 56%, respectively. Additionally, in the important South Korean market, LVP grew by 8% instead of declining by an expected 2%. During the quarter, China produced 430,000 or 16% more light vehicles than North America.

Consolidated Sales

Consolidated net sales rose by slightly more than 40% to $1,675 million compared to the same quarter 2008. Currency effects boosted sales by 14%. The effect of acquisitions (see Significant Events) was 0.6%. Consequently, organic sales (i.e. sales excluding currency effects, and acquisitions/divestitures; non-U.S. GAAP measure, see table) grew by nearly 26%. This was better than expected in December when Autoliv raised its guidance to an expected organic sales increase of “at least 20%” for the quarter. The better-than-expected result was due to positive volumes and LVP mix in Asia (in particular China) and strong performance in North America.

Autoliv’s organic sales growth of 26% was 8 pp better than the increase in global LVP. This was mainly due to a favorable sales mix in North America, new business wins in the booming Chinese market and strong performance in Japan along with high sales growth rates at Fiat, Peugeot/Citroën and Renault.

Sales by Product

Sales of airbag products (including steering wheels and electronics) increased by 40% to $1,099 million. Currency effects added 12% and acquisitions 1%. Consequently, organic sales grew by 27% compared to the 4% increase in LVP in the Triad, i.e. the dominant market for airbags. Autoliv’s significantly better performance than LVP was due to new business with Renault, Citroën, Opel, Ford, Nissan, Mitsubishi, Honda, and Toyota. Organic sales of electronics were particularly strong, growing at a rate of 35%.

Sales of seatbelt products (including seat sub-systems) rose by 41% to $576 million including currency effects of 17%. Organic sales growth of 23% was 5 pp more than the increase in global light vehicle production. This was primarily due to strong performance by Autoliv in the Rest of the World, new business and strong sales of advanced higher-value-added seatbelts in Europe.

Sales by Region

Sales from Autoliv’s European companies rose by just above 44% to $762 million. Excluding positive currency effects of slightly less than 26%, organic sales grew by nearly 19% compared to the 10% increase in European light vehicle production. Autoliv’s strong performance reflects production ramp-up for Citroën’s new C3 and Opel’s new Astra as well as higher production volumes primarily for Renault’s Mégane, Opel’s Insignia and Fiat’s Punto Evo.

Sales from Autoliv’s North American companies rose by 21% to $421 million including a positive impact of 2% from acquisitions. Organic sales growth of 19% was much better than the 1% increase in North American LVP. This was due to a favorable vehicle mix due to strong sales of Ford’s F-Series; Chevrolet’s Equinox and Terrain; Toyota’s Rav4; Subaru’s Legacy; and Nissan’s Frontier.

Sales from Autoliv’s companies in Japan increased by 5% to $182 million including 4% from currency effects. Organic sales growth of 1% compares favorably with the 3% decline in Japanese LVP. Autoliv’s performance reflects a recovery in exported vehicles to North America and Europe. These vehicles are often premium vehicles with higher safety value than vehicles for the domestic Japanese market. In particular, Autoliv benefited from strong demand for Mitsubishi’s Outlander and Delica; Nissan’s Serena and Vanette; Toyota’s FJ Cruiser, Ractis and Rav4; Lexus’ GX, LS and RS; and new business with Subaru’s Legacy.

Sales from Autoliv’s companies in the Rest of the World (RoW) jumped by 116% to $310 million. Excluding positive currency effects of 17%, organic sales grew by 99% compared to the increase of 45% in the region’s LVP. This strong performance primarily reflects organic sales increases of 169% in China (where LVP rose by 88%) and 114% in India (where LVP rose by 56%). Autoliv’s strong performance in China was thanks to a favorable LVP mix as well as market share gains. This included new business for domestic Chinese customers such as Great Wall’s CoolBear and Florid; and Geely’s Vision as well as non-Chinese customers such as Suzuki’s Alto; Buick’s Regal; Chevrolet’s Cruze; Nissan’s Cube and Vanette; Volkswagen’s Polo, Passat and Golf; Audi’s A4; Honda’s Odyssey; Acura’s TL; and Kia’s Sorento. In India Autoliv benefited from new business for Mahindra’s Xylo.

4th quarter 2009

Earnings

For the fourth quarter, Autoliv reported the highest operating margin, excluding restructuring charges, since the second quarter 2000. This was due to strong sales performance and positive effects from our ongoing restructuring efforts which were initiated already in July 2008.

Gross profit more than doubled to $342 million from $142 million and gross margin improved to 20.4% from 11.9%, the best gross margin since the second quarter 2006. This margin improvement reflects the result of our restructuring efforts, enhanced labor productivity and lower costs for raw materials.

Operating income improved by $137 million to $110 million due to the $200 million gross profit improvement. The gross profit improvement was partially offset by $31 million higher restructuring costs, by $14 million higher selling, general & administrative (SG&A) expense (mainly due to currency effects) and by $14 million lower engineering income. SG&A was also exceptionally low in the fourth quarter 2008 and engineering income exceptionally high. Despite this, SG&A expense declined in relation to sales to 4.6% from 5.3% and RD&E expense, net to 4.8% from 5.3% of sales. Operating margin improved to 6.6% from (2.3%) in the fourth quarter 2008. On a comparable basis, excluding severance and restructuring costs of $71 million in the fourth quarter 2009 and $40 million in the same quarter 2008, operating income rose to $181 million from $13 million in 2008 and operating margin to 10.8% from 1.1% (non-U.S. GAAP measures, see enclosed table).

Income before taxes improved by $144 million to $98 million. In addition to the improvement of $137 in operating income, interest expense, net declined by $5 million, primarily due to lower net debt and lower market interest rates.

Net income attributable to controlling interest increased by $100 million to $61 million. The effective tax rate was 35%. Discrete tax cost of $4 million added 4 pp to the effective tax rate. In the fourth quarter 2008, a pre-tax loss was offset by a tax benefit of 19%.

Earnings per share assuming dilution amounted to $0.68 compared to $(0.55) in the fourth quarter 2008. Earnings per share was negatively impacted by 71 cents from restructuring charges, and by 19 cents from more shares outstanding. The weighted average number of shares outstanding, assuming dilution, increased by 28% to 90.0 million from the same quarter 2008 due to the sale of treasury shares and equity units in the first quarter.

Cash Flow and Balance Sheet

Cash flow from operations amounted to $249 million. This was $61 million better than in the fourth quarter 2008 despite $8 million higher cash payments for restructuring activities. The cash flow improvement is a result of the strong net income recovery and efficient management of working capital.

Cash flow before financing (non-U.S. GAAP measures, see enclosed table) amounted to $179 million which was $69 million more than during the same quarter 2008 despite acquisitions and other, net of $29 million in the fourth quarter 2009. Capital expenditures, net of $41 million were $46 million less than depreciation and amortization in the quarter, and $36 million less than capital expenditures, net during the same quarter 2008.

During the quarter, operating working capital (non-U.S. GAAP measure) was reduced by 28% or $130 million to 6.5% of sales from 10.0% at the end of September. At the year end 2009, this ratio was reduced by 2.0 pp from provisions for restructuring charges. The Company has the policy that this key ratio should not exceed 10%.

Receivables increased by less than 2% but declined in relation to days sales outstanding to 59 from 71 on September 30. Inventories increased by 6% partially due to acquisitions but days inventory on-hand declined to 31 days from 37 days on September 30, 2009.

Due to the strong cash flow, the Company’s net debt (non-U.S. GAAP measure, see table) was reduced during the quarter by $216 million to $662 million. Gross interest-bearing debt was reduced by $194 million to $1,139 million at the end of the quarter. Cash and unutilized long-term credit facilities amounted to $1.9 billion, including the loan commitment received in December from European Investment Bank (See Significant Events).

Autoliv’s policy is to maintain a leverage ratio significantly below 3.0 times and an interest-coverage ratio significantly above 2.75 times. Autoliv’s leverage ratio improved to 1.6 times on December 31 from 3.4 times on September 30. while interest coverage ratio improved to 1.5 times from (0.7) times. Leverage ratio is measured as adjusted net debt in relation to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). Interest coverage is defined as operating income (excluding amortization of intangibles) in relation to interest expense, net. Adjusted net debt includes pension liabilities but excludes the debt from equity units since these funds are regarded as equity by Standard & Poor’s due to the fact that the purchase contracts of the equity units are binding and not revocable. Net debt to capitalization ratio was reduced to 21% from 27% at the end of September.

During the quarter, total equity increased by $71 million to $2,436 million or $28.06 per share due to net income of $64 million, currency effects of $6 million, and by $1 million from common stock incentives.

Launches in the 4th Quarter

•	Audi’s new A8: Driver and passenger airbag, driver and passenger knee airbags, steering wheel, safety electronics and night vision system

•	BMW’s new X1: Side airbags and seatbelts

•	Fiat’s new Doblo: Seatbelts with pretensioners

•	Honda’s new StepWagon: Steering wheel, driver airbag, passenger airbag

•	Jaguar’s new XJ: Passenger airbag, side airbags, inflatable curtains, safety electronics and pedestrian hood lifters

•	Lexus’s new GX: Side airbags and inflatable curtains

•	Samsung’s new SM5: Driver and passenger airbags, steering wheel, inflatable curtains and seatbelts with pretensioners

•	Toyota’s new Land Cruiser Prado: Inflatable curtains

Full Year 2009

Market Overview

During the 12-month period January - December 2009, global light vehicle production (LVP) dropped by 13% and by 26% in the Triad.

In Europe, light vehicle production decreased by 21%. In Western Europe, LVP declined by 19% and in Eastern Europe by 25%.

In North America, light vehicle production dropped by 32%, primarily due to GM, Ford and Chrysler cutting LVP by 37% combined. Asian and European vehicle manufacturers reduced their LVP in North America by 25%.

In Japan, LVP decreased by 30%.

In the Rest of the World (RoW) LVP recovered sharply during the year resulting in a full year increase of 13%. In 2009, China produced more vehicles than any other country.

Consolidated Sales

For the full year 2009, consolidated sales decreased by 21% to $5,121 million. Excluding negative currency effects of 4% and a 0.5% positive effect from acquisitions, organic sales decreased by nearly 18%, which was 5 pp more than the decline in global LVP. This was mainly due to unfavorable LVP mix in Japan and Western Europe.

Sales of airbag products decreased by 20% to $3,299 million. Excluding negative currency effects of 3% and acquisitions which added nearly 1%, organic sales declined by 18% compared to the 26% LVP decline in the Triad.

Sales of seatbelt products decreased by 22% to $1,822 million including 5% from negative currency effects. The decline in organic sales of 17% was 4 pp more than the decline in global LVP. This primarily reflects Autoliv’s greater dependence on advanced higher value-added seatbelts, particularly for the European and North American markets.

Sales from Autoliv’s European companies decreased by 26% to $2,534 million. Excluding negative currency effects of 6% and a minimal impact from acquisitions, organic sales declined by 21%, in line with European LVP.

Sales from Autoliv’s North American companies decreased by 21% to $1,191 million. Excluding negative currency effects of 4% from the Mexican peso and a 1% positive effect from acquisitions, organic sales declined by 18%, which was significantly less than the 32% drop in North American LVP. This was primarily due to new business for Ford’s F-Series; Chevrolet’s Traverse and Equinox; and Toyota’s Rav4 and Venza.

Sales from Autoliv’s companies in Japan dropped by 32% to $499 million despite favorable currency effects of 10%. The decline of 42% in organic sales was due to the general decline in Japanese LVP of 30%, which was exacerbated by an even sharper drop in vehicles with higher safety value for export markets in North America and Western Europe.

Sales from Autoliv’s companies in the RoW increased by 14% to $897 million despite negative currency effects of 6%. The organic sales increase of 20% was 7 pp more than the increase in the region’s LVP. This mainly reflects new launches in China and India, and a favorable LVP mix.

Earnings

Gross profit decreased by 25% or $276 million to $848 million due to the $1.4 billion sales decline. Despite this 21% sales decrease, gross margin declined by less than 1 pp to 16.6% from 17.4%.

Operating income declined to $69 million and operating margin to 1.3% from $307 million and 4.7% in 2008. On a comparable basis, i.e. excluding severance and restructuring costs of $133 million in 2009 and $80 million in 2008, operating income declined by $184 million to $202 million and operating margin to 3.9% from $386 million and 6.0%, respectively, in 2008 (non-U.S. GAAP measures, see enclosed table). The decrease of $184 million in operating income on a comparable basis was $95 million less than the decline in gross profit, primarily due to our restructuring efforts and other cost saving initiatives.

Income before taxes decreased by $243 million to $6 million. Interest expense, net rose by $2 million due to new long-term debt issued in the first quarter 2009 and cost for Other financial items by $3 million due to currency effects on non-U.S. dollar debt.

Net income attributable to controlling interest dropped by $155 million to $10 million. In 2009, income taxes were a benefit of $7 million (net of a cost of $7 million from discrete items) compared to a tax expense of $76 million and an effective tax rate of 31% in 2008.

Earnings per share assuming dilution declined by $2.16 to $0.12. Restructuring costs reduced earnings per share by $1.14 and more shares outstanding by $0.02. The weighted average number of shares outstanding was 84.5 million.

Cash Flow and Balance Sheet

Operations generated $493 million in cash and $335 million before financing (non-U.S. GAAP measures, see enclosed table) as compared to $614 million and $286 million during 2008. Capital expenditures, net amounted to $130 million and depreciation and amortization to $314 million compared to $279 million and $347 million, respectively, for 2008.

Net debt (non-U.S. GAAP measures, see enclosed table) decreased by 45% or $533 million due to the cash generated during the last three quarters and to the sale in the first quarter of treasury shares. Gross interest-bearing debt decreased by $532 million. Net debt to capitalization was 21% compared to 36% a year ago.

Total equity increased by $262 million, primarily due to the sale in the first quarter of treasury shares and equity units for $237 million, net. Equity also increased by $18 million due to currency effects, by $13 million from net income, by $6 million due to common stock incentives and by $2 million to pension liabilities. Equity was negatively impacted by $3 million due to dividends and $11 million due to acquiring non-controlling interest.

Return on total equity amounted to 0.5% and return on capital employed to 2% compared to 7% and 9%, respectively, for the same period 2008. On a comparable basis, i.e. excluding the effect of severance and restructuring costs, return on equity was 5% and the return on capital employed 6%.

Q4 – Report 2009

Headcount

Total headcount (permanent employees and temporary personnel) increased by 1,700 during the quarter and by 600 during the year to 37,900. However, excluding acquisitions (see Significant Events) total headcount declined by 1,100 during the year and increased by only 300 during the quarter despite the strong sales recovery.

Excluding the effect of acquisitions, indirect headcount (in administration and other overhead functions) was reduced by 200 during the quarter and by 1,800 during the year. Headcount in high-cost countries was reduced by 200 during the quarter and by 1,700 during the year while the number of permanent employees was reduced by nearly 1,000 during the quarter and by 4,600 during the year, excluding acquisitions.

Currently, 60% of headcount are in low-cost countries, 68% are direct workers in manufacturing and 20% are temporary personnel which increases our flexibility in the cyclical automotive industry. A year ago, these ratios were 55%, 64% and 9%, respectively.

Outlook

According to CSM, global LVP is expected to grow by 35% during the first quarter and at an average rate of 11% during the full year 2010. This is primarily due to North America where LVP is expected to recover by 62% in the first quarter and by 27% for the year. In Western Europe, LVP is expected to increase by 22% in the first quarter but expected to decrease by 3% for the full year.

Based on our customer call-offs for the first quarter and CSM’s forecast for the full year, Autoliv’s organic sales are expected to grow by more than 50% during the first quarter and by 10-15% during the full year. In the first quarter, sales will also be boosted by 8 percentage points from three more reporting days. Acquisitions are expected to add approximately 3% in the quarter and for the year. Provided that the current exchange rates prevail, currency effects will have a positive impact of 8% and 3%, respectively. Consequently, consolidated sales are expected to grow by more than 70% for the quarter and by 15-20% for the year. This excludes the effect of the acquisition of Delphi operations in Asia which has been agreed to but not completed (see below).

An operating margin of around 8.5% is expected for the quarter and a full-year operating margin in line with the Company’s long-term target range of 8-9%. The projected effective tax rate is estimated to be slightly less than 30% for 2010.

Other Significant Events

•

The quarter has been marginally impacted by the fact that former Delphi contracts in North America and Europe were resourced to Autoliv towards the end of December. As a result of this agreement, Autoliv also acquired certain assets related to these airbag, steering wheel and seatbelt contracts. The 12-month period has been affected by Autoliv’s acquisition in September 2008 of the automotive radar sensor business of Tyco Electronic. This acquisition had only a marginal effect on sales. In January 2009, Autoliv acquired most of the assets in the steel stamping supplier EMT. This acquisition did not have any material impact on Autoliv’s sales. At the beginning of 2009, Autoliv acquired the remaining shares in the Chinese seatbelt company NHA, an already consolidated entity.

•

Four plants will be closed. In Mexico, the steering wheel operations in Queretaro will be merged into the newly acquired plant from Delphi in Matamoros. Similarly, the seatbelt operations in Tunisia will be moved and merged with the operations in Turkey. The unprofitable steel stamping subsidiary NPC will be closed. The logistics center in Germany for steering wheels will become redundant as a result of a more efficient logistics system.

•	The European Investment Bank (EIB) has given Autoliv right to draw, within the next 18 months, a loan for €225 million (U.S. $325 million) with maturities up to 10 years.

•

In November, Standard and Poor’s raised its credit rating for Autoliv to BBB with a stable outlook from BBB-. Thereby, Autoliv became the first automotive company with an investment grade rating to be upgraded since the financial crisis started in 2008.

•

In January 2010, Autoliv acquired the remaining 40% of the shares Autoliv Nichiyu. This Japanese inflator company is already consolidated. As a result, all of Autoliv’s five manufacturing facilities in Japan are now wholly owned.

•	Also in Asia, Autoliv will expand its Japanese plant and technical center in Tsukuba for $10 million.

•	On January 28, Autoliv agreed to acquire Delphi’s passive safety operations in Asia which have annual sales of approximately $250 million.

Annual General Meeting of Stockholders

The 2010 Annual General Meeting of Stockholders will be held in Chicago on May 6. Holders of record at the close of business on March 9, 2010 are entitled to be present and vote at the Meeting.

A Notice of Internet Availability of Proxy Material is expected to be mailed to shareholders late March.

Next Report

Autoliv intends to publish the quarterly report for the first quarter 2010 on Tuesday April 27, 2010.

“Safe Harbor Statement”

This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations and various assumptions, and apply only as of the date of this report. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct. Because such statements involve risks and uncertainties, the outcome could differ materially from those set out in the statements. For a summary of such risk factors, please refer to our latest 10-K and 10-Q filed with the SEC. Except for our ongoing obligation to disclose information under law, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report, 10-K report, quarterly reports on form 10-Q, proxy statements, management certifications, press releases on form 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com

Q4 – Report 2009

KEY RATIOS

	Quarter October-December		Full year
	2009	2008	2009	2008
Basic earnings/(loss) per share	$0.72	$(0.55)	$0.12	$2.29
Earnings/(loss) per share 1)	$0.68	$(0.55)	$0.12	$2.28
Total parent shareholders’ equity per share	28.06	30.11	28.06	30.11
Cash dividend paid per share	–	0.41	0.21	1.60
Operating working capital, $ in millions 2)	335	518	335	518
Capital employed, $ in millions [1]1,12)	3,098	3,369	3,098	3,369
Net debt, $ in millions 2)	662	1,195	662	1,195
Net debt to capitalization, % 3)	21	36	21	36

Gross margin, % 4)	20.4	11.9	16.6	17.4
Operating margin, % 5)	6.6	(2.3)	1.3	4.7

Return on total equity, % 6, 12)	10.6	(6.7)	0.5	7.3
Return on capital employed, % 7, 12)	13.9	(3.1)	2.2	8.7

Average no. of shares in millions 1)	90.0	70.3	84.5	72.1
No. of shares at period-end in millions 8)	85.1	70.3	85.1	70.3
No. of employees at period-end	30,228	33,995	30,228	33,995
Headcount at period-end	37,877	37,307	37,877	37,307
Days receivables outstanding 9)	59	60	75	49
Days inventory outstanding 10)	31	47	40	39

1) Assuming dilution and net of treasury shares except for the fourth quarter 2008 when there was no dilution due to the net loss. 2) Non-GAAP measure; for reconciliation see tables below. 3) Net debt in relation to net debt and total equity. 4) Gross profit relative to sales. 5) Operating income/(loss) relative to sales. 6) Net income/(loss) relative to average total equity. 7) Operating income/(loss) and equity in earnings of affiliates, relative to average capital employed. 8) Excluding dilution and net of treasury shares. 9) Outstanding receivables relative to average daily sales. 10) Outstanding inventory relative to average daily sales. 11) Total equity and Net debt. 12) 2008 key ratios adjusted in accordance with FASB ASC 810, adopted on January 1, 2009.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share data)

	Quarter October-December		Full year
	2009	2008	2009	2008
Net sales
- Airbag products	$1,098.9	$784.4	$3,298.5	$4,130.3
- Seatbelt products	575.8	408.7	1,822.2	2,342.9

Total net sales	1,674.7	1,193.1	5,120.7	6,473.2

Cost of sales	(1,332.3)	(1,051.2)	(4,272.8)	(5,349.0)

Gross profit	342.4	141.9	847.9	1,124.2

Selling, general & administrative expenses	(77.7)	(63.6)	(299.8)	(354.3)
Research, development & engineering expenses	(80.5)	(63.8)	(322.4)	(367.2)
Amortization of intangibles	(5.8)	(5.9)	(23.1)	(23.6)
Other income/(expense), net	(68.5)	(35.9)	(133.7)	(72.6)

Operating income/(loss)	109.9	(27.3)	68.9	306.5

Equity in earnings of affiliates	0.4	0.5	3.8	3.9
Interest income	1.4	6.3	5.9	12.8
Interest expense	(13.9)	(24.0)	(68.2)	(72.9)
Other financial items, net	(0.1)	(2.1)	(4.9)	(1.6)

Income/(loss) before income taxes	97.7	(46.6)	5.5	248.7

Income tax benefit/(expense)	(34.2)	8.9	7.1	(76.3)

Net income/(loss)	$63.5	$(37.7)	$12.6	$172.4

Less; Net income/(loss) attributable to non-controlling interest	2.2	0.7	2.6	7.7
Net income/(loss) attributable to controlling interest	$61.3	$(38.4)	$10.0	$164.7
Basic earnings/(loss) per share	$0.72	$(0.55)	$0.12	$2.29
Earnings/(loss) per share 1)	$0.68	$(0.55)	$0.12	$2.28

1) Assuming dilution and net of treasury shares except for the fourth quarter 2008 when there was no dilution due to the net loss.

Q4 – Report 2009

CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	December 31 2009	September 30 2009	June 30 2009	March 31 2009	December 31 2008
Assets
Cash & cash equivalents	$472.7	$429.6	$311.1	$935.4	$488.6
Receivables	1,053.1	1,035.3	928.7	771.7	838.5
Inventories	489.0	461.4	427.7	456.2	592.4
Other current assets	164.8	189.0	164.1	207.8	166.8

Total current assets	2,179.6	2,115.3	1,831.6	2,371.1	2,086.3

Property, plant & equipment, net	1,041.8	1,067.5	1,081.9	1,092.9	1,158.2
Investments and other non-current assets	235.5	235.7	216.9	220.7	215.9
Goodwill assets	1,614.4	1,616.6	1,609.0	1,600.5	1,607.8
Intangible assets, net	114.3	125.5	130.9	134.0	137.4

Total assets	$5,185.6	$5,160.6	$4,870.3	$5,419.2	$5,205.6

Liabilities and equity
Short-term debt	$318.6	$145.3	$150.9	$207.8	$270.0
Accounts payable	771.7	655.4	557.9	438.1	613.4
Other current liabilities	603.2	567.8	515.7	498.9	497.3

Total current liabilities	1,693.5	1,368.5	1,224.5	1,144.8	1,380.7

Long-term debt	820.7	1,187.8	1,088.3	1,748.1	1,401.1
Pension liability	109.2	112.5	109.0	109.4	111.0
Other non-current liabilities	126.2	126.9	125.4	130.7	139.0

Total non-current liabilities	1,056.1	1,427.2	1,322.7	1,988.2	1,651.1

Total parent shareholders’ equity	2,388.2	2,318.5	2,279.6	2,241.5	2,116.5
Non-controlling interest	47.8	46.4	43.5	44.7	57.3

Total equity	2,436.0	2,364.9	2,323.1	2,286.2	2,173.8

Total liabilities and equity	$5,185.6	$5,160.6	$4,870.3	$5,419.2	$5,205.6

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Quarter October-December		Full year
	2009	2008	2009	2008
Net income/(loss)	$63.5	$(37.7)	$12.6	$172.4
Depreciation and amortization	86.5	90.4	314.3	346.9
Other	(45.9)	39.2	(41.5)	21.0
Changes in operating assets and liabilities	144.9	96.0	207.2	73.3

Net cash provided by operating activities	249.0	187.9	492.6	613.6

Capital expenditures, net	(40.8)	(76.7)	(130.4)	(279.1)
Acquisitions of businesses and other, net	(29.2)	(1.1)	(26.9)	(48.7)

Net cash used in investing activities	(70.0)	(77.8)	(157.3)	(327.8)

Net cash before financing 1)	179.0	110.1	335.3	285.8

Net increase/(decrease) in short-term debt	219.4	(81.7)	17.1	(22.5)
Issuance of long-term debt	31.0	326.3	595.4	737.4
Repayments and other changes in long-term debt	(382.9)	0.0	(1,203.7)	(322.5)
Dividends paid	–	(28.8)	(14.8)	(115.2)
Shares repurchased	–	–	–	(173.5)
Common stock issue, net	–	–	236.8	–
Common stock options exercised	0.1	0.2	0.8	4.9
Other, net	(0.1)	0.3	(7.7)	(3.3)
Effect of exchange rate changes on cash	(3.4)	(51.4)	24.9	(56.3)

Increase/(decrease) in cash and cash equivalents	43.1	275.0	(15.9)	334.8

Cash and cash equivalents at period-start	429.6	213.6	488.6	153.8

Cash and cash equivalents at period-end	$472.7	$488.6	$472.7	$488.6

1) Non GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q4 – Report 2009

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions, except per share data)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions to, financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

OPERATING WORKING CAPITAL

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	December 31 2009	September 30 2009	June 30 2009	March 31 2009	December 31 2008
Total current assets	$2,179.6	$2,115.3	$1,831.6	$2,371.1	$2,086.3
Total current liabilities	(1,693.5)	(1,368.5)	(1,224.5)	(1,144.8)	(1,380.7)

Working capital	486.1	746.8	607.1	1,226.3	705.6
Cash and cash equivalents	(472.7)	(429.6)	(311.1)	(935.4)	(488.6)
Short-term debt	318.6	145.3	150.9	207.8	270.0
Derivative asset and liability, current	3.4	2.5	(3.2)	2.6	15.9
Dividends payable	–	–	2.9	0.0	14.8

Operating working capital	$335.4	$465.0	$446.6	$501.3	$517.7

NET DEBT

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD’s in their analyses of the Company’s debt. This non-U.S. GAAP measure was used, for instance, in certain covenants for the Company’s Revolving Credit Facility when it still had covenants. By adjusting for DRD, the total economic liability of net debt is disclosed without grossing it up with currency or interest fair market values that are offset by DRD reported in other balance sheet captions.

	December 31 2009	September 30 2009	June 30 2009	March 31 2009	December 31 2008
Short-term debt	$318.6	$145.3	$150.9	$207.8	$270.0
Long-term debt	820.7	1,187.8	1,088.3	1,748.1	1,401.1

Total debt	1,139.3	1,333.1	1,239.2	1,955.9	1,671.1
Cash and cash equivalents	(472.7)	(429.6)	(311.1)	(935.4)	(488.6)
Debt-related derivatives	(4.5)	(25.4)	(10.9)	(10.1)	12.8

Net debt	$662.1	$878.1	$917.2	$1,010.4	$1,195.3

COMPONENTS IN SALES INCREASE/DECREASE

Since the Company generates more than 80% of sales in other currencies than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tabular reconciliation below presents changes in “organic sales growth” as reconciled to the change in total U.S. GAAP net sales.

Quarter October – December

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	18.6	98.1	18.9	65.6	1.2	2.2	98.8	141.9	25.8	307.8
Currency effects	25.6	135.6	0.2	1.0	3.7	6.3	16.9	24.3	14.0	167.2
Acquisitions/divestitures	–	–	1.9	6.6	–	–	–	–	0.6	6.6

Reported change	44.2	233.7	21.0	73.2	4.9	8.5	115.7	166.2	40.4	481.6

Full year 2009
	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	(20.8)	(713.5)	(18.1)	(273.7)	(42.3)	(313.2)	20.2	158.6	(17.6)	(1,141.8)
Currency effects	(6.0)	(208.7)	(3.9)	(58.4)	9.8	72.5	(6.0)	(46.8)	(3.8)	(241.4)
Acquisitions/divestitures	0.5	17.6	0.9	13.1	–	–	–	–	0.5	30.7

Reported change	(26.3)	(904.6)	(21.1)	(319.0)	(32.5)	(240.7)	14.2	111.8	(20.9)	(1,352.5)

Q4 – Report 2009

ITEMS AFFECTING COMPARABILITY

(Dollars in millions, except per share data)

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Quarter October – December 2009			Quarter October – December 2008
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Gross profit	$346.2	$(3.8)	$342.4	$144.5	$(2.6)	$141.9
Gross margin, %	20.7	(0.3)	20.4	12.1	(0.2)	11.9
Operating income /(loss)	181.2	(71.3)	109.9	12.6	(39.9)	(27.3)
Operating margin, % 2)	10.8	(4.2)	6.6	1.1	(3.4)	(2.3)
Income/(loss) before taxes	169.0	(71.3)	97.7	(6.7)	(39.9)	(46.6)
Net income/(loss)	127.4	(63.9)	63.5	(11.5)	(26.2)	(37.7)
Capital employed	3,194	(96.0)	3,098	3,424	(55.0)	3,369
Return on capital employed, %	22.5	(8.6)	13.9	1.5	(4.6)	(3.1)
Return on total equity, %	20.7	(10.1)	10.6	(2.0)	(4.7)	(6.7)
Basic earnings/(loss) per share	1.47	(0.75)	0.72	(0.17)	(0.38)	(0.55)
Earnings/(loss) per share 3)	1.39	(0.71)	0.68	(0.17)	(0.38)	(0.55)
Equity per share	$29.19	$(1.13)	$28.06	$30.89	$(0.78)	$30.11

	12 months 2009			12 months 2008
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Gross profit	$853.2	$(5.3)	$847.9	$1,132.2	$(8.0)	$1,124.2
Gross margin, %	16.7	(0.1)	16.6	17.5	(0.1)	17.4
Operating income/(loss)	202.1	(133.2)	68.9	386.5	(80.0)	306.5
Operating margin, % 2)	3.9	(2.6)	1.3	6.0	(1.3)	4.7
Income/(loss) before taxes	138.7	(133.2)	5.5	328.7	(80.0)	248.7
Net income/(loss)	108.8	(96.2)	12.6	227.1	(54.7)	172.4
Capital employed	3,194	(96.0)	3,098	3,424	(55.0)	3,369
Return on capital employed, %	6.3	(4.1)	2.2	10.9	(2.2)	8.7
Return on total equity, %	4.6	(4.1)	0.5	9.5	(2.2)	7.3
Basic earnings/(loss) per share	1.30	(1.18)	0.12	3.06	(0.77)	2.29
Earnings/(Loss) per share 3)	1.26	(1.14)	0.12	3.04	(0.76)	2.28
Equity per share	$29.19	$(1.13)	$28.06	$30.89	$(0.78)	$30.11

1) Severance and restructuring. 2) Operating income/(loss) relative to sales. 3) Assuming dilution and net of treasury shares except for the fourth quarter 2008 when there was no dilution due to the net loss.